Exhibit 4.16

SUPPLEMENTAL INDENTURE No. 3

8% Senior Subordinated Notes due 2012

SUPPLEMENTAL INDENTURE No. 3 (this “Supplemental Indenture”), dated as of January 25, 2005, among Mohegan Commercial Ventures PA, LLC (the “MTGA Sub”), Downs Racing, L.P. (“Downs Racing”), Backside, L.P. (“Backside”), Mill Creek Land, L.P. (“Mill Creek”), Northeast Concessions, L.P. (“NE Concessions” and, together with the MTGA Sub, Downs Racing, Backside and Mill Creek, the “Subsidiary Guarantors”), subsidiaries of the Mohegan Tribal Gaming Authority (or its permitted successor) (the “Authority”), the Authority, the other Subsidiary Guarantor (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Authority has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 20, 2002 providing for the issuance of an aggregate principal amount of up to $250,000,000 of 8% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall unconditionally guarantee all of the Authority’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. INDENTURE PROVISION PURSUANT TO WHICH GUARANTEE IS GIVEN. This Supplemental Indenture is being executed and delivered pursuant to Section 4.20 of the Indenture.

3. AGREEMENT TO GUARANTEE. Each Subsidiary Guarantor hereby agrees as follows:

(a) Each Subsidiary Guarantor, jointly and severally with all other Subsidiary Guarantors, if any, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Authority hereunder or thereunder, that:

(i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Authority to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately.

Notwithstanding the foregoing, in the event that this Subsidiary Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of such Subsidiary Guarantor under this Supplemental Indenture and its Subsidiary Guarantee shall be limited to such amount as will not, after giving effect thereto, and to all other liabilities of such Subsidiary Guarantor, result in such amount constituting a fraudulent transfer or conveyance.

4. EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEES.

(a) To evidence its Subsidiary Guarantee set forth in this Supplemental Indenture, each Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee shall be endorsed by an officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee after the date hereof.

(b) Notwithstanding the foregoing, each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth herein shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

(c) If an officer whose signature is on this Supplemental Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

(d) The delivery of the Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Subsidiary Guarantee set forth in this Supplemental Indenture on behalf of each Subsidiary Guarantor.

(e) Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, regardless of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f) Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee made pursuant to this Supplemental Indenture will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture or pursuant to Section 5(b) of this Supplemental Indenture.

(g) If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, each Subsidiary Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of each Subsidiary Guarantor, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

(h) Each Subsidiary Guarantor hereby waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Authority or any other Subsidiary Guarantor as a result of any payment by such Subsidiary Guarantor under its Subsidiary Guarantee. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand:

(i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Subsidiary Guarantees made pursuant to this Supplemental Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby; and

(ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Subsidiary Guarantee made pursuant to this Supplemental Indenture.

(i) Each Subsidiary Guarantor shall have the right to seek contribution from any other nonpaying Subsidiary Guarantor, if any, so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee made pursuant to this Supplemental Indenture.

(j) Each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture or this Subsidiary Guarantee; and each Subsidiary Guarantor (to the extent that it may lawfully do so)

hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

(k) The obligations of each Subsidiary Guarantor hereunder shall be junior and subordinated to the Senior Indebtedness of such Subsidiary Guarantor on the same basis as the Notes are junior and subordinated to the Senior Indebtedness of the Authority. For the purposes of the foregoing sentence, and notwithstanding anything to the contrary contained herein, the Trustee and the Holders shall have the right to receive and/or retain payments by a Subsidiary Guarantor (or any Persons acting on its behalf) only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 11 of the Indenture and the holders of Senior Indebtedness shall have the same rights and remedies provided for in Article 11 of the Indenture.

5. SUBSIDIARY GUARANTOR MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

(a) Nothing contained in the Indenture, this Supplemental Indenture or in the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Authority or any other Subsidiary Guarantor or shall prevent any transfer, sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety, to the Authority or any other Subsidiary Guarantor.

(b) Except as set forth in Article 5 of the Indenture, upon the sale or disposition of all of the Capital Stock of a Subsidiary Guarantor by the Authority or a Subsidiary of the Authority, or upon the consolidation or merger of a Subsidiary Guarantor with or into any Person, or if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, or the sale of all or substantially all of the assets of a Subsidiary Guarantor (in each case, other than with or to an Affiliate of the Authority), or upon a legal defeasance or covenant defeasance of the Notes, such Subsidiary Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under this Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder if no Default shall have occurred and be continuing; provided that in the event of an Asset Sale, the Net Cash Proceeds therefrom are treated in accordance with Section 4.10 of the Indenture and provided further that in the event of a redesignation of a Subsidiary, the transaction is in compliance with Section 4.07 of the Indenture. Except with respect to transactions set forth in the preceding sentence, the Authority and each Subsidiary Guarantor covenant and agree that upon any such consolidation, merger or transfer of assets, the performance of all covenants and conditions of this Supplemental Indenture to be performed by such Subsidiary Guarantor shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee, by the corporation formed by such consolidation, or into which such Subsidiary Guarantor shall have merged, or by the corporation which shall have acquired such property. Upon receipt of an Officers’ Certificate of the Authority or a Subsidiary Guarantor, as the case may be, to the effect that the Authority or such Subsidiary Guarantor has complied with the first sentence of this Section 5(b), the Trustee shall execute any documents reasonably requested by the Authority or such Subsidiary Guarantor, at the cost of the Authority or such Subsidiary Guarantor, as the case may be, in order to evidence the release of such Subsidiary

Guarantor from its obligations under its Subsidiary Guarantee endorsed on the Notes and under the Indenture and this Supplemental Indenture.

6. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF READINGS. The Section headings herein are for convenience only and shall not effect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: January 25, 2005.

MOHEGAN COMMERCIAL VENTURES PA, LLC

By:	/s/ WILLIAM J. VELARDO
Name:	William J. Velardo
Title:	Manager and President

DOWNS RACING, L.P.

By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ WILLIAM J. VELARDO
Name:	William J. Velardo
Title:	Manager and President

BACKSIDE, L.P.

By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ WILLIAM J. VELARDO
Name:	William J. Velardo
Title:	Manager and President

MILL CREEK LAND, L.P.

By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ WILLIAM J. VELARDO
Name:	William J. Velardo
Title:	Manager and President

NORTHEAST CONCESSIONS, L.P.

By Mohegan Commercial Ventures PA, LLC, its general partner

By:	/s/ WILLIAM J. VELARDO
Name:	William J. Velardo
Title:	Manager and President

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ WILLIAM J. VELARDO
Name:	William J. Velardo
Title:	Chief Executive Officer

MOHEGAN BASKETBALL CLUB LLC

By:	/s/ ROBERT J. SOPER
Name:	Robert J. Soper
Title:	Manager and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ CAUNA M. SILVA
Authorized Signatory